Exhibit (a)(1)(b)

FORM E-MAIL TO EMPLOYEES AFFECTED BY 409A

From: John Ritchie

Date: October 23, 2007

Subject: Action Required: Urgent Information Regarding Your EFI Stock Options

Section 409A of the Internal Revenue Code imposes certain adverse tax consequences (including income tax at vesting, an additional 20% excise tax and interest charges) on stock options that were granted at a discount from fair market value (“discount options”) and which vest after December 31, 2004.

You are receiving this e-mail because we have determined that certain of your stock options may be affected by Section 409A because they were or may have been granted at a discount from fair market value. We are offering you the opportunity to avoid the adverse tax consequences of Section 409A by amending certain stock options in return for certain cash payments.

INFORMATIONAL TELECONFERENCE

To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how we intend to address the situation and the choices you have, and (iii) answer any other questions you may have, we will hold four informational sessions, accessible by conference call and in person, as follows:

•	Monday, November 12, 2007, 11:30 am PST: Student Union Conference Room, 303 Velocity Way, Foster City, California

[HYPERLINK TO TELECONFERENCE WEBCAST AND ACCESS INFORMATION]

•	Wednesday, November 14, 2007, 10:00 am EST: 4 Gatehall Dr. 2nd floor, Parsippany, New Jersey

[HYPERLINK TO TELECONFERENCE WEBCAST AND ACCESS INFORMATION]

•	Thursday, November 15, 2007, 10:00 am CST: 1340 Corporate Center Curve, Eagan, Minnesota

[HYPERLINK TO TELECONFERENCE WEBCAST AND ACCESS INFORMATION]

•	Monday, November 26, 2007, 11:30 am PST: Student Union Conference Room, 303 Velocity Way, Foster City, California

[HYPERLINK TO TELECONFERENCE WEBCAST AND ACCESS INFORMATION]

All meetings will be accessible by conference call and in person. The dial-in information for each meeting is as follows:

US/Canada Dial-in #: 1-866-469-3239

Int’l/Local Dial-in #: [HYPERLINK]

KEY DOCUMENTS AND MATERIALS—attached are the following three documents:

(1) Offer to Amend Certain Options

(2) Election Form

(3) Withdrawal Form

Today we will also be mailing to your home address a copy of your Addendum to Offer, the Offer to Amend Certain Options, the Election Form and the Withdrawal Form.

ADDENDUM TO OFFER

The following is a list of your outstanding options as of October 23, 2007 which are eligible for amendment pursuant to the Offer to Amend Certain Options, dated October 23, 2007:

Name	Grant #	Original Grant Date	Deemed Measurement Date	Number of Options Granted	Options Outstanding	Vested 2004 and Prior	Vested 2005 and Later (“eligible options”)	Option Price (Original)	Option Price (Revised)	Cash Compensation

CASH PAYMENT

The cash payment will be made, less applicable tax withholding, on the first payroll date following January 1, 2008.

ACTION ITEMS

After reviewing the attached materials, if you wish to participate in the Tender Offer, you will need to fill out, sign, and date the Election Form. The Election Form must be received by John Owen by no later than 11:59 p.m. on November 30, 2007 (Pacific Time), unless extended. You may send your completed Election Form to John Owen by (i) fax at (650) 357-4900, (ii) by e-mail to john.owen@efi.com or (iii) by hand delivery to John Owen at Electronics For Imaging, Inc., 303 Velocity Way, Foster City, California 94404-4803.

QUESTIONS

If you have any questions about the tax consequences affecting your options, you may ask us via e-mail using the following e-mail address: optionsinfo@efi.com.

If you are considering participating in this offer, you should consult your own financial, legal and/or tax advisors concerning the federal income tax consequences of participating in the offer in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

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